INTRALINKS HOLDINGS, INC.
 SECOND AMENDED AND RESTATED 2010 EMPLOYEE STOCK PURCHASE PLAN
The purpose of the Second Amended and Restated Intralinks Holdings, Inc. 2010 Employee Stock Purchase Plan (the “Plan”) is to provide eligible employees of Intralinks Holdings, Inc. (the “Company”) and each Designated Subsidiary (as defined in Section 11) with opportunities to purchase shares of the Company's common stock, par value $.001 per share (the “Common Stock”).  Two million (2,000,000) shares of Common Stock in the aggregate have been approved and reserved for this purpose.  The Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted in accordance with that intent.
1.    Administration.  The Plan will be administered by the person or persons (the “Administrator”) appointed by the Company’s Board of Directors (the “Board”) for such purpose.  The Administrator has authority at any time to: (i) adopt, alter and repeal such rules, guidelines and practices for the administration of the Plan and for its own acts and proceedings as it shall deem advisable; (ii) interpret the terms and provisions of the Plan; (iii) make all determinations it deems advisable for the administration of the Plan; (iv) decide all disputes arising in connection with the Plan; and (v) otherwise supervise the administration of the Plan.  All interpretations and decisions of the Administrator shall be binding on all persons, including the Company and the Participants.  No member of the Board or individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.
2.    Offerings.  The Company will make one or more offerings to eligible employees to purchase Common Stock under the Plan (“Offerings”).  Unless otherwise determined by the Administrator, the initial Offering will begin on the date of the Company’s Initial Public Offering and will end on the later of: (a) December 31, 2010, or (b) the last day of the calendar quarter occurring at least 30 days after the date of the Initial Public Offering (the “Initial Offering”).  Thereafter, unless otherwise determined by the Administrator, an Offering will begin on the first business day occurring on or after each January 1, April 1, July 1 and October 1 and will end on the last business day occurring on or before the following March 31, June 30, September 30 and December 31, respectively.  The Administrator may, in its discretion, designate a different period for any Offering, provided that no Offering shall exceed six months in duration or overlap any other Offering.
     3.    Eligibility.  Each individual classified as an employee on the payroll records of the Company or a Designated Subsidiary and whose customary employment is more than 20 hours a week is eligible to participate in any one or more of the Offerings under the Plan, such eligibility commencing with the individual’s first day of employment with the Company or a Designated Subsidiary, provided that such employment commencement date is prior to the first day of the calendar month in which an enrollment window occurs.  Notwithstanding any other provision herein, individuals who are not contemporaneously classified as employees of the Company or a Designated Subsidiary for purposes of the Company’s or applicable Designated Subsidiary’s payroll system are not considered to be eligible employees of the Company or any Designated Subsidiary and shall not be eligible to participate in the Plan.  In the event any such individuals are reclassified as employees of the Company or a Designated Subsidiary for any purpose, including, without limitation, common law or statutory employees, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individuals shall, notwithstanding such reclassification, remain ineligible for participation.  Notwithstanding the foregoing, the exclusive means for individuals who are not contemporaneously classified as employees of the Company or a Designated Subsidiary on the Company’s or Designated Subsidiary’s payroll system to become eligible to participate in this Plan is through an amendment to this Plan, duly executed by the Company, which specifically renders such individuals eligible to participate herein.
     4.    Participation.
(a)           Participants on Effective Date.  Each eligible employee at the time of the Initial Public Offering shall be deemed to be a Participant at such time.  If an eligible employee is deemed to be a Participant pursuant to this Section 4(a), such individual shall be deemed not to have authorized payroll deductions and shall not purchase any Common Stock hereunder unless he or she thereafter authorizes payroll deductions by submitting an enrollment form (in the manner described in Section 4(c)) by November 30, 2010, or such other deadline as the Administrator may set with respect to the Initial Offering.  If such a Participant does not authorize payroll deductions by submitting an enrollment form prior to the deadline for the Initial Offering, that Participant will be deemed to have waived the right to participate.
(b)           Participants in Subsequent Offerings.  An eligible employee who has not participated in the Initial Offering or subsequent Offerings may elect to be a Participant in any new Offering by completing the enrollment form made available through the Company’s equity plan administrator within the period beginning 30 days prior to the relevant Offering Date and ending 15 days before the relevant Offering Date (or by such other deadline as shall be established by the Administrator for the Offering) (such periods referred to as “Enrollment Windows”).
(c)           Enrollment.  The enrollment form will (a) state the amount to be deducted from an eligible employee’s Compensation (as defined in Section 11) per pay period, (b) authorize the purchase of Common Stock in each Offering in accordance with the terms of the Plan and (c) specify the exact name or names in which shares of Common Stock purchased for such individual are to be issued pursuant to Section 10.  An employee who does not enroll in accordance with these procedures will be deemed to have waived the right to participate.  Unless a Participant files a new enrollment form or withdraws from the Plan, such Participant’s deductions and purchases will continue at the same percentage of Compensation for future Offerings, provided he or she remains eligible.
         (d)           Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code.
5.    Employee Contributions.  Each eligible employee may authorize payroll deductions at a minimum of 10 dollars ($10) per pay period up to a maximum of 10% of such employee’s Compensation for each pay period.  The Company will maintain book accounts showing the amount of payroll deductions made by each Participant for each Offering.  No interest will accrue or be paid on payroll deductions.
6.    Deduction Changes.  Except in the event of a Participant increasing his or her payroll deduction from 0 percent during the Initial Offering as specified in Section 4(a) or as may be determined by the Administrator in advance of an Offering, a Participant may not increase or decrease his or her payroll deduction during any Offering, but may increase or decrease his or her payroll deduction with respect to the next Offering (subject to the limitations of Section 5) by filing a new enrollment form during the Enrollment Window prior to the relevant Offering Date (or by such other deadline as shall be established by the Administrator for the Offering).  The Administrator may, in advance of any Offering, establish rules permitting a Participant to increase, decrease or terminate his or her payroll deduction during an Offering.
     7.    Withdrawal.  A Participant may withdraw from participation in any Offering under the Plan by delivering a written notice of withdrawal to his or her appropriate payroll location no later than the 20th day prior to the Exercise Date.  The Participant’s withdrawal will be effective as of the next business day.  Following a Participant’s withdrawal, the Company will promptly refund such individual’s entire account balance under the Plan to him or her.  Partial withdrawals are not permitted.  Such an employee may not begin participation again during the remainder of the Offering, but may enroll in a subsequent Offering in accordance with Section 4.
8.    Grant of Options.  On the first trading day of each Offering, the Company will grant to each eligible employee who is then a Participant in the Plan an option (“Option”) to purchase on the Exercise Date, at the Option Price hereinafter provided for, (a) a number of shares of Common Stock determined by dividing such Participant’s accumulated payroll deductions on such Exercise Date by the Option Price (as defined herein); (b) 5,000 shares; or such other maximum number of shares as shall have been established by the Administrator in advance of the Offering, whichever is lowest; provided, however, that such Option shall be subject to the limitations set forth below.  Each Participant's Option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions on the Exercise Date.  The purchase price for each share purchased under each Option (the “Option Price”) will be 85 percent of the Fair Market Value of the Common Stock on the first trading day of the Offering or Exercise Date, whichever is less.
Notwithstanding the foregoing, no Participant may be granted an option hereunder if such Participant, immediately after the option was granted, would be treated as owning stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary (as defined in Section 11).  For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of a Participant, and all stock which the Participant has a contractual right to purchase shall be treated as stock owned by the Participant.  In addition, no Participant may be granted an Option that permits his or her rights to purchase stock under the Plan, and any other employee stock purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined on the option grant date or dates) for each calendar year in which the Option is outstanding at any time.  The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking Options into account in the order in which they were granted.
9.    Exercise of Option and Purchase of Shares.  Each employee who continues to be a Participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option on such date and shall acquire from the Company such number of whole shares of Common Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan.  Any amount remaining in a Participant's account at the end of an Offering solely by reason of the inability to purchase a fractional share will be carried forward to the next Offering; any other balance remaining in a Participant’s account at the end of an Offering will be refunded to the Participant promptly.
10.    Issuance of Certificates.  Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the employee to be his, her or their, nominee for such purpose.
11.    Definitions.
The term “Compensation” means the amount of base pay, prior to salary reduction pursuant to Sections 125, 132(f) or 401(k) of the Code.  All other forms of compensation shall be excluded.
The term “Designated Subsidiary” means any present or future Subsidiary (as defined below) that has been designated by the Board to participate in the Plan.  The Board may so designate any Subsidiary, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the stockholders. The current list of Designated Subsidiaries is attached hereto as Appendix A.
The term “Exercise Date” means the last business day of an Offering.
The term “Fair Market Value of the Common Stock” on any given date means the fair market value of the Common Stock determined in good faith by the Administrator; provided, however, that if the Common Stock is admitted to quotation on the New York Stock Exchange or another national securities exchange, the determination shall be made by reference to the closing price on such securities exchange.  If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.  Notwithstanding the foregoing, if the date for which Fair Market Value of the Common Stock is determined is the first day when trading prices for the Common Stock are reported on the New York Stock Exchange or another national securities exchange, the Fair Market Value of the Common Stock shall be the “Price to the Public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company’s Initial Public Offering.
The term “Initial Public Offering” means the consummation of the first fully underwritten, firm commitment public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by the Company of its Common Stock.
The term “Offering Date” means the first day of a quarterly period during which an Offering occurs (e.g., January 1, April 1, July 1 and October 1).
The term “Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.
The term “Participant” means an individual who is eligible as determined in Section 3 and who has complied with the provisions of Section 4.
The term “Subsidiary” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the Code.
12.    Rights on Termination of Employment.  If a Participant’s employment terminates for any reason before the Exercise Date for any Offering, no payroll deduction will be taken from any pay due and owing to the Participant and the balance in the Participant’s account will be paid to such Participant or, in the case of such Participant’s death, to his or her estate as if such Participant had withdrawn from the Plan under Section 7.  An employee will be deemed to have terminated employment for this purpose if the corporation or other entity that employs him or her, having been a Designated Subsidiary, ceases to be a Subsidiary, or if the employee is transferred to any corporation or other entity other than the Company or a Designated Subsidiary.  An employee will not be deemed to have terminated employment for this purpose if the employee is on an approved leave of absence for military service or sickness or for any other purpose approved by the Company, if the employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise provides in writing.
13.    Special Rules.  Notwithstanding anything herein to the contrary, the Administrator may adopt special rules applicable to the employees of a particular Designated Subsidiary whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a foreign jurisdiction where such Designated Subsidiary has employees; provided that such rules are consistent with the requirements of Section 423(b) of the Code.  Such special rules may include (by way of example, but not by way of limitation) the establishment of a method for employees of a given Designated Subsidiary to fund the purchase of shares other than by payroll deduction, if the payroll deduction method is prohibited by local law or is otherwise impracticable.  Any special rules established pursuant to this Section 13 shall, to the extent possible, result in the employees subject to such rules having substantially the same rights as other Participants in the Plan.  Any grant of Options to employees of a Designated Subsidiary under this Section 13 shall be viewed as a separate offering under Section 423 of the Code.
14.    Optionees Not Stockholders.  Neither the granting of an Option to a Participant nor the deductions from his or her pay shall constitute such Participant a holder of the shares of Common Stock covered by an Option under the Plan until such shares have been purchased by and issued to him or her.
15.    Rights Not Transferable.  Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution and are exercisable during the Participant’s lifetime only by the Participant.
16.    Application of Funds.  All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose.
17.    Adjustment in Case of Changes Affecting Common Stock.  In the event of a subdivision of outstanding shares of Common Stock, the payment of a dividend in Common Stock or any other change affecting the Common Stock, the number of shares approved for the Plan and the share limitation set forth in Section 8 shall be equitably or proportionately adjusted to give proper effect to such event.
18.    Amendment of the Plan.  The Board may at any time and from time to time amend the Plan in any respect, except that without the approval within 12 months of such Board action by the stockholders, no amendment shall be made increasing the number of shares approved for the Plan or making any other change that would require stockholder approval in order for the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.
19.    Insufficient Shares.  If the total number of shares of Common Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of shares issuable under the Plan, the shares then available shall be apportioned among Participants in proportion to the amount of payroll deductions accumulated on behalf of each Participant that would otherwise be used to purchase Common Stock on such Exercise Date.
20.    Termination of the Plan.  The Plan may be terminated at any time by the Board.  Upon termination of the Plan, all amounts in the accounts of Participants shall be promptly refunded.
21.    Governmental Regulations.  The Company’s obligation to sell and deliver Common Stock under the Plan is subject to obtaining all governmental approvals required in connection with the authorization, issuance, or sale of such stock.
22.    Governing Law.  This Plan and all Options and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.
23.    Issuance of Shares.  Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.
24.    Tax Withholding.  Participation in the Plan is subject to any minimum required tax withholding on income of the Participant in connection with the Plan.  Each Participant agrees, by entering the Plan, that the Company and its Subsidiaries shall have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant, including shares issuable under the Plan.
25.    Notification upon Sale of Shares.  Each Participant agrees, by entering the Plan, to give the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.
26.    Effective Date and Approval of Shareholders.  This Plan originally took effect on August 6, 2010. The Board approved the second amended and restated Plan on April 26, 2016. The second amended and restated Plan shall, in accordance with applicable law, the Company’s by-laws and certificate of incorporation, become effective upon approval by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present.

DATE APPROVED BY THE BOARD:        July 1, 2010

DATE APPROVED BY STOCKHOLDERS:    July 16, 2010

DATE AMENDED AND RESTATED PLAN
APPROVED BY BOARD OF DIRECTORS:    April 26, 2013

DATE AMENDED AND RESTATED PLAN
APPROVED BY STOCKHOLDERS:        August 9, 2013

DATE SECOND AMENDED AND RESTATED
PLAN APPROVED BY BOARD OF DIRECTORS:    April 26, 2016

DATE SECOND AMENDED AND RESTATED
PLAN APPROVED BY STOCKHOLDERS:    July 26, 2016
APPENDIX A

Designated Subsidiaries

Intralinks, Inc.
Intralinks Limited
Intralinks GmbH
Intralinks Serviços de Informàtica Limitada
Intralinks SRL
Intralinks EMEA France S.à r.l.
Intralinks Asia Pacific PTE Limited
Intralinks Goudou Kaisha
Intralinks Pty Limited
Intralinks Spain SLU
Intralinks Canada Inc.
Intralinks India Solutions Private Limited
Intralinks Switzerland
Intralinks EMEA Holdings B.V.
docTrackr, Inc.
Verilume, Inc.
DealNexus Limited
Any other Subsidiaries formed in the future that are, directly or indirectly, wholly owned by the Company